Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statements (No. 2-87783, No. 33-13696, No. 33-25240 and No. 33-21042) on Forms S-8, S-2, S-8 and S-2, respectively, of RCLC, Inc. of our report, dated April 15, 2010, relating to the consolidated balance sheet, statements of earnings, changes in stockholders’ deficit and cash flows of RCLC, Inc., formerly Ronson Corporation,  and subsidiaries for the year ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Ronson Corporation.

DEMETRIUS & COMPANY, L.L.C.

Wayne, New Jersey
April 15, 2010